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                                                                    EXHIBIT 12.1

                                  Cummins Inc.
                       Ratio of Earnings to Fixed Charges

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                                             Q3 2001           2000          1999            1998            1997          1996
                                          -----------------------------------------------------------------------------------------
EARNINGS
Earnings before interest and taxes          24,196,180      89,115,221    295,719,923      65,637,048    312,380,869    231,966,388

Equity in (earnings)/losses of investees       197,558       6,391,653       (412,918)     19,567,205      1,483,851     10,904,541

Distributed earnings of investees            2,232,655       1,421,402        739,315       2,233,146      3,241,826      3,134,458

Fixed charges adjustments:
  Amortization of deferred debt exp            321,755       1,329,325      1,779,840       1,683,190        874,068        744,097
  Interest component of rental exp           6,587,067      26,168,213     25,000,820      23,579,984     20,575,718     18,577,804
  Amortization of capitalized interest       1,564,531       5,305,953      4,590,989       3,595,263      3,009,379      2,583,295
  Amortization of debt discount                  1,454          11,628         50,303         232,320             --             --

Add back Int exp @ JV's                         15,375          61,500      3,091,801       1,547,910             --             --

Add back interest comp of JV rent exp               --              --             --              --             --             --

                                          -----------------------------------------------------------------------------------------
  NET EARNINGS                              35,116,575     129,804,895    330,560,073     118,076,066    341,565,711    267,910,583
                                          =========================================================================================

FIXED CHARGES
Interest expense                            15,679,119      86,036,048     74,679,844      71,250,535     26,049,978     18,384,865

Interest expense @ Gtd Debt JV's                15,375          61,500      3,091,801       1,547,910             --             --

Capitalized interest                           587,563       5,986,831      7,517,430      14,165,626     15,474,860      6,599,930

Amortization of deferred debt expense          321,755       1,329,325      1,779,840       1,683,190        874,068        744,097

Amortization of debt discount                    1,454          11,628         50,303         232,320             --             --

Interest component of rental exp             6,587,067      26,168,213     25,000,820      23,579,984     20,575,718     18,577,804
  (1/3 of total rent expense)

Interest component of rental exp @ GDJV's           --              --             --              --             --             --
  (1/3 of total rent expense)

Dividends on preferred securities            5,580,555              --             --              --             --             --
                                          -----------------------------------------------------------------------------------------
  TOTAL FIXED CHARGES                       28,772,888     119,593,545    112,120,038     112,459,565     62,974,624     44,306,696
                                          =========================================================================================

Ratio                                             1.2              1.1            2.9             1.0            5.4            6.0

Dollar amount of deficiency                        --               --             --              --             --             --
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